UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2009
ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard Suite 1300 McLean, VA	22102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 918-4480

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
The information in this report set forth under Item 7.01 is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure
Alion Science and Technology Corporation (Alion, the Company) is furnishing the following non-public information related to the Company’s compliance with certain financial covenants in its outstanding Senior Credit Facility. The Senior Credit Facility defines certain terms for measuring financial compliance including Consolidated EBITDA. Capitalized terms not defined in this current report on Form 8-K have the meanings ascribed to them in the relevant debt documents which can be found as exhibits to the Company’s prior filings.
Consolidated EBITDA was approximately $15.5 million for the three months ended June 30, 2009 and approximately $15.3 million for the three months ended June 30, 2008. The calculation and reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP is included in the table below.
Alion Science and Technology Corporation
Non-GAAP Measures — EBITDA and Consolidated EBITDA
For the Quarters Ended June 30, 2009 and 2008
(Dollars in thousands) (Unaudited)

	Quarter Ended June 30,
	2009	2008
Calculation of EBITDA (1)
Net income	$(9,437)	$(7,893)
Plus: Interest expense	15,766	12,332
Plus: Income tax expense (benefit)	7	14
Plus: Depreciation and amortization expense	5,156	5,313

EBITDA	$11,492	$9,766

Calculation of Consolidated EBITDA (2)
EBITDA	11,492	9,766

Plus: Non-cash expenses with respect to stock-based and long-term incentive compensation plans (compensation expense less cash settlements)	1,185	1,362

Plus: Non-cash contributions to the ESOP (including Company 401-K match)	2,579	2,638
Plus: Any nonrecurring charges and adjustments treated as such by the third-party valuation firm that prepares valuation reports in connection with the ESOP	215	2,200

Minus: To the extent included in net income (or net loss), any extraordinary gains and all non-cash charges added to net income	—	(657)

Consolidated EBITDA	$15,471	$15,309

1)	Management believes EBITDA can be useful in assessing operating performance and in comparing Alion’s performance to other companies in the same industry. EBITDA is a common financial metric in the government contracting industry, in part because it excludes from performance the effects of a company’s capital structure, in particular taxes and interest. EBITDA is not a measure under U.S. GAAP. It does not measure operating income or liquidity in accordance with U.S. GAAP and is subject to important limitations on its usefulness as an analytical tool.

2)	The Senior Credit Facility defines Consolidated EBITDA and excludes from debt-service metrics, certain non-cash expenses and non-recurring items in order to evaluate the ability of Alion’s continuing operations to meet the Company’s obligations. Consolidated EBITDA is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Consolidated EBITDA is subject to important limitations on its usefulness as an analytical tool.
Consolidated EBITDA was approximately $62.2 million for the twelve months ended June 30, 2009 and approximately $68.2 million for the twelve months ended June 30, 2008. Year-to-date adjustments to Consolidated EBITDA were primarily the result of costs associated with executive severance and third-party financing. The calculation and reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP is included in the table below.
Alion Science and Technology Corporation
Non-GAAP Measures — EBITDA and Consolidated EBITDA
For the Twelve Months Ended June 30, 2009 and 2008
(Dollars in thousands) (Unaudited)

	Twelve Months Ended June 30,
	2009	2008
Calculation of EBITDA (1)
Net loss	$(10,868)	$(25,541)
Plus: Interest expense	48,041	47,325
Plus: Loss on retirement of debt	—	—
Plus: Income tax expense (benefit)	(82)	26
Plus: Depreciation and amortization expense	19,704	21,203

EBITDA	$56,795	$43,013

	Twelve Months Ended June 30,
	2009	2008
Calculation of Consolidated EBITDA (2)
EBITDA	56,795	43,013

Plus: Non-cash expenses with respect to the stock based and long-term incentive compensation plans	(8,218)	4,165

Plus: Non-cash contributions to the ESOP (including Company 401-K match)	10,137	9,813

Plus: Any nonrecurring charges and adjustments treated as such by the third-party valuation firm that prepares valuation reports in connection with the ESOP	4,499	14,230

Minus: To the extent included in net income (or net loss), any extraordinary gains and all non-cash charges added to net income	19	(3,044)

Consolidated EBITDA	$62,232	$68,177

1)	Management believes EBITDA can be useful in assessing operating performance and in comparing Alion’s performance to other companies in the same industry. EBITDA is a common financial metric in the government contracting industry, in part because it excludes from performance the effects of a company’s capital structure, in particular taxes and interest. EBITDA is not a measure under U.S. GAAP. It does not measure operating income or liquidity in accordance with U.S. GAAP and is subject to important limitations on its usefulness as an analytical tool.

2)	The Senior Credit Facility defines Consolidated EBITDA and excludes from debt-service metrics, certain non-cash expenses and non-recurring items in order to evaluate the ability of Alion’s continuing operations to meet the Company’s obligations. Consolidated EBITDA is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Consolidated EBITDA is subject to important limitations on its usefulness as an analytical tool.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 14, 2009

ALION SCIENCE AND TECHNOLOGY CORPORATION
By:	/s/ Michael J. Alber
	Name:	Michael J. Alber
	Title:	Chief Financial Officer

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